PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
CONTRACTUAL FEE WAIVER AGREEMENT
AGREEMENT to be effective May 1, 2024 by and between Principal Variable Contracts Funds, Inc. (the “Fund”) and Principal Global Investors, LLC (the “Advisor”) (together, the “Parties”).
The Advisor has contractually agreed to limit the Fund’s expenses (excluding interest expense, expenses related to fund investments, acquired fund fees and expenses, and other extraordinary expenses) on certain share classes of certain of the Accounts. For avoidance of doubt, the expenses associated with collecting tax reclaims in foreign countries, such as countries in the European Union, for taxes withheld in prior years are extraordinary expenses and, as such, are excluded from the expense limits. The reductions and reimbursements are in amounts that maintain total operating expenses at or below certain limits. The limits are expressed as a percentage of average daily net assets attributable to each respective class on an annualized basis. The expenses borne by the Advisor are subject to reimbursement by the Accounts through the fiscal year end, provided no reimbursement will be made if it would result in the Accounts’ exceeding the total operating expense limits. The operating expense limits are attached on Schedule A to this Agreement.
Further, the Advisor has contractually agreed to waive a portion of the management fee it receives from certain Accounts. The waiver is expressed as a percentage of average daily net assets. The management fee waivers are attached as Schedule B to this Agreement.
The Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby cancelled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Parties.
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party agrees that electronic signatures of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ Justin Lange
Name:	Justin Lange
Title:	Chief Compliance Officer – Principal Asset Management

By:	/s/ George Djurasovic
Name:	George Djurasovic
Title:	Vice President – Principal Asset Management General Counsel

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By:	/s/ Adam U. Shaikh
Name:	Adam U. Shaikh
Title:	Vice President, Assistant General Counsel, and Assistant Secretary

By:	/s/ Beth C. Wilson
Name:	Beth C. Wilson
Title:	Vice President and Secretary

SCHEDULE A

Series	Class 1	Class 2	Class 3	Expiration
Blue Chip Account	N/A	N/A	1.05%	April 30, 2025
Diversified Balanced Account	N/A	N/A	0.48%	April 30, 2025
Diversified Balanced Adaptive Allocation Account	N/A	N/A	0.55%	April 30, 2025
Diversified Balanced Strategic Allocation Account	N/A	0.31%	0.48%	April 30, 2025
Diversified Growth Account	N/A	N/A	0.48%	April 30, 2025
Diversified Growth Adaptive Allocation Account	N/A	N/A	0.55%	April 30, 2025
Diversified Growth Strategic Allocation Account	N/A	N/A	0.48%	April 30, 2025
Diversified Income Account	N/A	N/A	0.48%	April 30, 2025
Equity Income Account	N/A	N/A	0.91%	April 30, 2025
LargeCap Growth Account I	0.69%	N/A	N/A	April 30, 2025
U.S. LargeCap Buffer January Account	N/A	0.95%	N/A	April 30, 2025
U.S. LargeCap Buffer April Account	N/A	0.95%	N/A	April 30, 2025
U.S. LargeCap Buffer July Account	N/A	0.95%	N/A	April 30, 2025
U.S. LargeCap Buffer October Account	N/A	0.95%	N/A	April 30, 2025

SCHEDULE B

Series	Waiver	Expiration
LargeCap Growth Account I	0.016%	April 30, 2025
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